Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-105946, No. 333-117973, No. 333-139736, and No. 333-145030) and in the related prospectuses, of First Security Group, Inc., of our reports, dated March 17, 2008, relating to the consolidated balance sheets of First Security Group, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and to the effectiveness of internal control over financial reporting, which reports are included in this Annual Report on Form 10-K of First Security Group, Inc. for the year ended December 31, 2007.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

March 17, 2008